Exhibit 99.(i)(3)

MASTER AGREEMENT FOR PRINT SERVICES

THIS MASTER AGREEMENT FOR PRINT SERVICES (hereinafter referred to as “Agreement”) is effective as of January 11, 2023 and is made and entered into by and between FBL Financial Group, Inc. and its Affiliated Companies (hereinafter referred to as “FBL”) with an address of 5400 University Avenue, West Des Moines, Iowa 50266, and RR Donnelley & Sons Company (hereinafter referred to as “Service Provider”) whose business address is 35 West Wacker Dr., Chicago IL 60601, each a “party” and together the “parties”.

WHEREAS

A.	FBL requires Service Provider to implement, outsource and provide potential customization services for certain print and mail services offered by Service Provider (the “Services”); and

B.	Service Provider specializes in providing the Services and is prepared to accept responsibility for performing the Services on behalf of FBL.

C.	On the basis of the recommendations and statements in Service Provider’s proposal, presentations, printed material and correspondence, and in reliance on Service Provider’s stated expertise in providing and the Services capable of meeting FBL’s current and future needs, FBL desires to engage Service Provider to perform such Services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises hereof and the mutual covenants, agreements, obligations and consideration hereafter provided, it is agreed by the parties hereto as follows:

1.	The foregoing recitals are true and correct and are incorporated herein by reference.

2.	Definitions.

a.	“Affiliated Companies” shall include any entity now in existence or that comes into existence that directly or indirectly Controls, is Controlled by or is under common Control with a party.

b.	“Control” (including with correlative meanings, the terms “Controls”, “Controlled by” and “under common Control with”) shall mean the power to direct or cause to be directed the management or affairs of the applicable entity.

c.	“Documentation” means any user manuals, technical manuals, training manuals, specifications or other explanatory or descriptive materials of any type, whether in paper or electronic form, provided by Service Provider with respect to the Services.

d.	“FBL Data” means all information received by Service Provider from FBL in connection with the Services performed for FBL under this Agreement.

e.	“Personal Information” means any personally identifiable information or data concerning or relating to FBL’s employees, agents, or customers that may be used to uniquely identify or contact such employees, agents or customers. Personal Information includes the sub-category “Personal Sensitive Information” (“PSI”). PSI is the following FBL designated Personal Information that requires additional control and protection: credit card numbers, debit card numbers, bank account numbers, social security numbers/social insurance numbers, passwords, security challenge information, driver’s license numbers, unique biometric data and Personal Identification Codes (“PIC”). PSI also includes Protected Health Information (“PHI”) and Non-Public Personal Information (“NPPI”), as such terms are defined under any applicable privacy law of the United States or any other country if applicable, including but not limited to the Health Insurance Portability and Accountability Act (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Gramm-Leach-Bliley Act (“GLB”) and state privacy and security laws, if applicable (collectively, the “Privacy and Security Laws”); and any other information that FBL may identify in writing as Personal Sensitive Information.

f.	“Products” means products manufactured and sold by Service Provider pursuant to an SOW

g.	“Services” shall be specified in each Statement of Work and shall include any Software and/or Deliverables.

h.	“Software” is any software, whether it is owned by Service Provider directly or licensed separately from a third party that is necessary for FBL to effectively utilize the Services. “Software” shall be included in the definition of “Services”. Additionally, Software means computer programs identified in an SOW together with input and output formats, object code, program listings, data models, flow charts, outlines, narrative descriptions, operating instructions, and supporting documentation. Software shall include all authorized reproductions, corrections, Updates, new Releases and new versions of such programs.

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i.	“Service Level Adjustment Fee” shall mean those amounts that Service Provider is required to pay to FBL in connection with the failure to meet the Service Levels described in each Statement of Work.

j.	“Service Provider Personnel” shall refer to the employees, subcontractors and independent contractors of Service Provider, as well as the employees and independent contractors of Service Provider's subcontractors.

3.	Description of Services, Agreement.

a.	Statements of Work. Service Provider shall provide FBL with the Services as described from time to time in a Statement of Work in substantially the same form as attached hereto as “Exhibit A” pursuant to the terms and conditions of this Agreement (hereinafter referred to as “SOW”). Each SOW will state the term during which the Services will be provided. If no specific term is described, the SOW will automatically terminate upon the completion of the described Services. The Services shall be performed by Service Provider in accordance with the standards and service levels set forth in a SOW and on the attached Exhibit B (“Service Level(s)”). Each SOW will be considered a separate agreement which incorporates the terms and conditions of this Agreement and each SOW and any amendment to this Agreement or a SOW must state that it is entered into pursuant to, and incorporates the terms and conditions of, this Agreement. Any reference to “Agreement” shall include the applicable SOW. Each Statement of Work will list the location(s) at which the Services will be performed.

b.	Ownership. Service Provider owns all right, title and interest in and to the Software and hardware tools, ideas, concepts, methodologies, processes, inventions and utilities developed by or on behalf of Service Provider. (“Service Provider Property”). FBL will own upon creation all right, title and interest, including all copyright or other intellectual property rights (collectively the “Intellectual Property Rights”) in all text, designs, images, illustrations, graphics, data or other content, and the selection or arrangement of such content on a page, form or file, that Service Provider may create or modify for FBL under this Agreement (“Content”). FBL shall hold all right, title and interest to such Content. Service Provider conveys and assigns to FBL the sole and exclusive ownership right, title, and interest, including but not limited to copyrights, in all such Content prepared by Service Provider for FBL and said ownership rights shall vest in FBL immediately upon creation. Service Provider agrees to give FBL or its designees all reasonable assistance reasonably required to perfect such rights. This Section shall survive termination of this Agreement.

c.	Service Levels. The Services shall be performed by Service Provider in accordance with the standards and service levels set forth in a SOW or on the attached Exhibit B (“Service Level Agreement(s)”).

d.	Conflict of Terms. In the event of any conflict between the terms of this Agreement and the terms contained in any SOW, exhibit or attachment to this Agreement, the terms of this Agreement shall control(regardless of any conflicting terms in any SOW, exhibit or attachment purporting to do otherwise) except with respect to (i) the description of the Services provided in any SOW, (ii) the permitted use described in any SOW (iii) the amount of any license or other fees due under such SOW and (iv) any term expressly permitted by this Agreement to be determined in a SOW.

e.	Fees. In exchange for Service Provider’s provision of the Services, FBL shall pay the fees set forth in the relevant Exhibit or SOW (“Fees”). Unless otherwise set forth in the applicable SOW, the Fees set forth in each SOW shall be subject to adjustment based on the following:

Materials: The prices for Products may be adjusted quarterly for changes in material prices based on the percent price change to Service Provider as documented by a mill letter and will be modified with a joint written amendment signed by both parties (each an “Adjustment Date”). Each Amendment will match the effective date of the actual price change documented in the mill letter. Material cost will be deemed to be 50% of the Product’s total price (excluding freight).

Services: The prices for Products may be adjusted every six (6) months based on the percent change in the Consumer Price Index for all Urban Consumers (CPI-U) U.S. City Average for All Items published by the Bureau of Labor Statistics for the United States Department of Labor (1982-1984-100) (the “CPI”) and will be modified with a written joint amendment signed by both parties. The effective date for such price change shall be the six (6) month anniversary. “CPI Change” will be measured as the percentage increase from (1) the most recent CPI published value available in the month prior to the adjustment date, and (2) the Effective Date of this Agreement, or the last Adjustment Date, whichever occurred last. Labor cost will be deemed to be 50% of the Product’s total price (excluding freight).

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Example (Assumed):

Current Price is $100

Mill Letter increase is 5%

CPI increase is 2%

Material % is 50%

Labor % is 50%

New Price = $100 x ((5% x 50%) + (2% x 50%) + 1) = $103.50

f.	Refund and Re-Performance. Should Service Provider fail to provide Services in accordance with this Agreement, then Service Provider shall re-perform the failed Services at no additional charge in a manner consistent with this Agreement.

4.	Term and Termination.

a.	Term. This Agreement shall be effective as of the date listed in the introductory paragraph above and shall remain in full force and effect for three (3) years unless terminated as specified below. Unless either party provides the other party with at least sixty (60) days’ advance written notice of its intent to terminate this Agreement prior to the expiration of the Initial Term or any subsequent term, this Agreement will automatically renew for successive one (1) year terms (each a “Renewal Term”) unless sooner terminated as provided herein. Each SOW shall provide a term for such SOW.

b.	Termination for Cause. Either party may terminate this Agreement for a material breach by the other party which is not cured within fifteen (15) days after the receipt by the breaching party of written notice and reasonable description of the breach.

c.	Survival. Any sections of this Agreement and any SOW which expressly survive termination of this Agreement, or which, by their nature, should reasonably survive termination of this Agreement, shall survive.

d.	Transition Assistance. If this Agreement is terminated with or without cause, each party shall cooperate with the other party and Service Provider shall provide all reasonable assistance at Service Provider’s then-current hourly rates to effect an orderly transfer of the Services to another service provider of FBL’s sole choice. That service provider may be a third party or FBL’s internal service provider. Such reasonable assistance shall at a minimum include providing FBL with access to reports documenting status of outstanding Services.

5.	Service Provider represents and warrants for a period of six (6) months from the date of manufacture that the Products are free from defect in materials and workmanship and conform substantially to the written specifications in the SOW. In the event Service Provider breaches this warranty to FBL, the sole and exclusive obligation of Service Provider, and the sole and exclusive remedy of FBL under this warranty is limited, at RRD’s option, to the replacement, reworking or reprinting of the defective Products or the return of that portion of the purchase price applicable to the defective Products.

6.	Service Level Agreement.

a.	Service Level requirements and the remedies for non-performance shall be detailed in each SOW or on the attached Exhibit B (“Service Level Agreement” or “SLA”). Service Provider shall be required to provide proof of meeting all Service Levels on a monthly basis or as otherwise detailed in each SOW or on Exhibit B. If FBL provides Service Provider with notice of Service Provider’s failure to meet a Service Level, Service Provider shall pay the Service Level Credit detailed in Exhibit B with respect to such Service Level.

b.	Root-Cause Analysis. As applicable, with respect to each Service Provider failure to provide the Services in accordance with the applicable Service Levels, Service Provider shall, as soon as reasonably practicable but not later than ten (10) business days after such failure (or within such timeframe as set forth in a SOW), (a) perform a root-cause analysis to identify the cause of such failure and (b) provide FBL with a report detailing the cause of, and procedure for correcting, such failure.

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7.	Audit Rights and Reporting Requirements.

a.	Audit Rights. Subject to Service Provider’s then-current security, human resources and confidentiality policies, provided that such policies may not prohibit or unreasonably restrict FBL from conducting an audit, FBL shall have the right to audit any facility, or operational process involved in the delivery of products or services covered by this Agreement. FBL must notify the Service Provider at least two (2) weeks prior to taking any action. The purpose of such audit shall be to verify that the delivery of the Services is in compliance with this Agreement. The audit may include, but not be limited to review of Service Provider’s records related to delivery of the Services, backup procedures, disaster recovery procedures, data handling procedures, FBL’s Data, any and all records supporting the delivery of Services to FBL, and security procedures. If FBL elects to utilize an independent third-party auditor to conduct such audit, FBL shall be responsible for the cost of the third party auditor and such auditor shall sign a confidentiality agreement with Service Provider.

b.	Audit Requirements. Service Provider shall retain an AICPA accredited, independent public accounting firm to conduct an annual audit of the system(s) used to store or process FBL data. Service Provider shall provide FBL, upon request, a copy of its most current audit report.

i.	SOC 2 (Security) Reporting. Products or Services involving the transmission, processing, or storage of FBL Data may be subject to specific annual review procedures. If requested by FBL, Service Provider shall promptly submit a current Report on Controls at a Service Organization Relevant to Security, Availability, Processing Integrity, Confidentiality, or Privacy as published by the American Institute of Certified Public Accountants (AICPA) and as updated from time to time, or according to the most current audit guidance promulgated by the AICPA or similarly recognized professional organization to assess the relevant Service Provider operational controls (referred to as the “SOC 2 Audit”).. Service Provider shall be responsible for all costs to perform each required SOC 2 Type 2 Audit Report and to implement any and all indicated corrective actions to eliminate deficiencies in its operations.

ii.	Alternative Reporting. If Service Provider currently has a compliance examination or an annual data security audit performed by an independent auditor or otherwise accredited entity which addresses the scope of services being provided to FBL, and if that audit conforms to standards comparable to a SOC 2 Audit, the FBL security team will determine whether such examinations, audits, or reports may be accepted in lieu of a SOC 2 Audit.

c.	Subcontractor Relationships. Service Provider shall inform FBL of any subcontractor relationships. If Service Provider intends to subcontract any portion of the services, separate SOC 2 Type 2 reports must be obtained by Service Provider from the subcontractor and provided to FBL.

d.	Security Questionnaires. In addition to the annual review of audit reports, FBL may no more than once every twelve months, distribute questionnaires to Service Provider to inquire about control procedures, security activities, or internal policies and standards. Service Provider shall take reasonable steps upon receipt of any questionnaire to provide a complete and timely response

e.	Survival. This Section shall survive termination of this Agreement.

8.	Protection and Recovery of Data.

a.	Data Protection. Service Provider and FBL agree to take appropriate action to protect the privacy, protection, confidentiality and security of the FBL Data. To this end, the parties agree that they have implemented and will maintain throughout the term of this Agreement, reasonable measures designed to: (i) protect the privacy, security and confidentiality of FBL Data, (ii) protect against any anticipated threats or hazards to the security and integrity of FBL Data, and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any of FBL’s consumers or customers. To the extent that FBL has access to Service Provider’s information technology systems (“Service Provider’s Systems”), FBL agrees to take appropriate action to protect the confidentiality and security of Service Provider’s Systems and shall reasonably cooperate with Service Provider in the event Service Provider has information that indicates representatives of FBL may have compromised the confidentiality and security of Service Provider’s Systems.

b.	Disaster Recovery. Service Provider warrants that it has and will maintain in effect at all times during the term of this Agreement a disaster recovery plan that will allow Service Provider to resume full performance of the Services within a reasonable time, but no later than eight (8) business days, after an interruption due to a disaster or other circumstance outside Service Provider’s control. If there are more than two interruptions (each greater than forty-eight hours) of the Services during any twelve (12)-month period, FBL at its option may declare this Agreement immediately terminated for cause by giving written notice to Service Provider, and Service Provider shall work with FBL in good faith to transition the Services as provided for in Subsection 6(eService Provider shall only be responsible for disaster recovery procedures for disasters occurring at Service Provider locations where Service Provider provides the Services.

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c.	Protection of Data and Materials. Service Provider shall establish and maintain such other precautions as are necessary and adequate to prevent unauthorized access to FBL’s files, data and programs or intentional erroneous alteration of such information. Additionally, (i) Service Provider employees, agents and/or subcontractors will not attempt to access, or allow access to, any FBL Data or Personal Information which they are not permitted to access under this Agreement. If such access is attained, Service Provider will immediately notify FBL of such non-permitted access; and (ii) Service Provider is expressly prohibited from using any Personal Information obtained under this Agreement, to contact or market to employees (outside of the context of this Agreement or any SOW, except that Service Provider is allowed to use such Personal Information to market to a limited set of employees involved in managing the Services covered under this Agreement or any SOW), customers or prospects of FBL through any means and/or for any other purpose. Service Provider agrees that such Personal Information will not be given to any third party for any use whatsoever.

d.	Reconstruction of Data. Service Provider shall not be responsible for any data that is defective, accidentally erased, corrupt or otherwise unusable by FBL as a result of the acts or omissions of FBL or for any costs associated therewith, such as duplicating or recreating images, recreating a photo-shoot, reprinting or redistributing material that has been printed or bound using defective data or any similar expenses. If any FBL documents, files, data or programs are lost or destroyed due to any disaster, any act or omission of Service Provider, or any breach by Service Provider of an obligation under this Agreement, Service Provider’s liability for such lost, destroyed or damaged data is limited to restoring same, provided such restoration can be reasonably performed by Service Provider and FBL provides Service Provider with all source data in readable form for such restoration, it being presumed conclusively that any data or FBL Content delivered to Service Provider has been backed up and retained by FBL. FBL accepts sole responsibility for the accuracy and adequacy of all data, FBL Content, and other items provided by it to Service Provider. FBL specifically accepts sole responsibility for the accuracy and adequacy of all changes to recorded data or FBL Content which are requested or directed by FBL, whether in writing or by telephone. FBL shall provide only the minimum necessary data required for Service Provider to perform the Services hereunder. FBL will pay Service Provider, at its standard rates in effect at the time, for any processing reruns or any other additional work performed by Service Provider due to FBL submitting improper data or FBL Content or materials that are incorrect or incomplete.

e.	Business Continuity. Service Provider shall comply with the Business Continuity Plan set forth on Exhibit D (Business Continuity). This Exhibit D provides standards applicable to all projects; however, project-specific standards may also be defined in a SOW. Additionally, Service Provider shall provide to FBL its own Business Continuity Plan upon execution of this Agreement. If Service Provider makes material changes to its Business Continuity Plan after execution of this Agreement, Service Provider will notify FBL immediately upon the change.

f.	Ownership and Treatment of FBL Data. FBL Data will be and remain, as between the Parties, the property of FBL. Service Provider will not possess or assert any lien or other right against or to FBL Data. No FBL Data, or any part thereof, will be commercially exploited by or on behalf of Service Provider. FBL shall own and retain all right, title and interest, including all intellectual property rights, in and to all FBL Data. This Agreement does not grant to Service Provider any license or other rights, express or implied, in the FBL Data, except that FBL grants to Service Provider a limited, non-transferable, non-exclusive, non-sub-licensable license to FBL Data for the sole purpose of performing the Services and Service Provider obligations under this Agreement.

g.	Physical Security of Data. Service Provider will physically secure and maintain control over all paper and electronic media (e.g., computers, electronic media, paper receipts, paper reports, and faxes) that contain FBL Data or Personal Information.

h.	Data Location. Service Provider agrees to store and process all FBL Data only in the continental United States.

i.	Additional Data Privacy for Personal Information and PSI. Without limiting any prohibitions or obligations regarding the treatment of Personal Information, at all times during and after the Term of this Agreement, Service Provider shall use, handle, collect, maintain, and safeguard all Personal Information in accordance with the requirements articulated in this Agreement and the Privacy and Security Laws which may be in effect during the Term of this Agreement as it concerns the subject matter of this Agreement. Service Provider further acknowledges that it alone is responsible for complying with its own obligations under Privacy and Security Laws. If the Personal Sensitive Information includes any credit card or bank card information Service Provider shall be responsible for complying with all applicable information security practices promulgated by the applicable federal, provincial, state, and municipal laws, regulations, and statutes pertaining to the acquisition, handling, and disposition of all such credit card information, and also by industry associations, including, but not limited to, the applicable standards of the Payment Card Industry (“PCI”) Data Security Standard.

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j.	Leaks. Service Provider will promptly notify FBL of any actual exposure or misappropriation of FBL Data or Personal Information (any “Leak”) that comes to Service Provider’s attention. Service Provider will cooperate with FBL and with law enforcement authorities in investigating any such Leak, at Service Provider’s expense. Service Provider will likewise cooperate with FBL and with law enforcement agencies in any effort to notify injured or potentially injured parties. Such cooperation will be at Service Provider’s expense to the extent notification is legally required as reasonably determined by FBL’s attorney and to the extent such Leak was caused by Service Provider. The remedies and obligations set forth in this Subsection 11(j) are in addition to any others FBL may have.

k.	Record Retention. All FBL Data stored or retained by Service Provider on behalf of FBL shall be securely destroyed on a rolling six (6) month basis, unless Service Provider receives written authorization from FBL to retain data for a shorter or longer period.

9.	Payment/Invoice. Unless otherwise stated in a SOW, Service Provider will provide FBL with a detailed invoice on the last day of each month. FBL will remit payment Net30 days from its receipt of a proper and valid invoice. Service Provider shall use commercially reasonable efforts to ensure the accuracy of invoices. FBL will provide written notification of any disputed amount. The parties agree to use commercially reasonable efforts to resolve the disputed items. All payments will be made in U.S. dollars by check or wire transfer to Service Provider's designated bank account. If Service Provider agrees to accept credit cards, Service Provider will impose a service charge of two percent (2%) on all payments made via credit card. Late payments shall accrue interest from the due date at a rate of one and one-half percent per month or, if lower, the highest rate allowed by law. If FBL fails to pay any undisputed amounts when due, Service Provider may upon five (5) days’ prior written notice, without liability, cease performing any Services or delivering any Products until full payment for all outstanding undisputed amounts is received. Should any portion of an invoice become disputed, FBL agrees to promptly notify Service Provider of the dispute and to deduct and pay the undisputed amount in accordance with the foregoing. The parties agree to use their best efforts to resolve a disputed invoice amount within thirty (30) days. If FBL fails to pay a Service Provider invoice in accordance with these terms, FBL will pay for all reasonable expenses of collection, including but not limited to, reasonable attorneys' fees.

10.	Taxes. FBL shall be responsible to pay for any taxes of any relevant jurisdiction related to Service Provider’s provision of Services hereunder, other than taxes based upon Service Provider’s income or gross receipts. The preceding notwithstanding, Service Provider shall collect all such taxes from FBL and transmit to the proper authorities all taxes which Service Provider is required by law to collect from FBL in connection with this Agreement or the transactions contemplated by this Agreement.

11.	Insurance. Service Provider shall maintain insurance policies with an insurance carrier with an A.M. Best rating of A- VII or Better in the minimum amounts stated below. During the term of this Agreement, Service Provider shall provide a Certificate of Insurance to evidence such insurance policies and will not permit such insurance to be reduced, expired, or canceled without providing not less than 30 days’ notice of cancellation or non- renewal to FBL.RR Donnelley shall have the right to self-insure any obligation set forth in this section of the Agreement..

Type of Insurance	Limits of Liability

Commercial General Liability (including Contractual Liability, Bodily Injury and Property Damage) with a waiver of subrogation in favor of FBL	$1,000,000 Each Occurrence $2,000,000 General Aggregate

Automobile Liability (Bodily Injury and Property Damage)	$1,000,000 Combined Single Limit
Workers' Compensation Employee Liability	As required by the laws of the state in which the work is being performed

Errors and Omissions Insurance (including network security and privacy liability)	$1,000,000 Each Occurrence $2,000,000 Aggregate

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12.	Subcontractors. Service Provider is prohibited from subcontracting with third parties to perform any of the Services described herein without the prior written consent of FBL (which consent may be evidenced by an SOW that describes, in detail, the identity of any such subcontractor, along with a specific description of the Services to be performed by such subcontractor, and such SOW is accepted in writing by FBL). In employing subcontractors, Service Provider agrees to accept full and total responsibility for the actions or omissions of its subcontractors and each reference in this Agreement to “Service Provider” shall include any subcontractors providing Services on behalf of Service Provider.

13.	Cooperation with and Access by Third Parties. FBL may from time to time hire outsourcers, subcontractors, consultants, or other third parties (“FBL Third-Party Contractors”) to perform services or provide products or deliverables, or perform administrative, maintenance and other business and operational functions relating to FBL’s businesses. Moreover, the Services provided by Service Provider hereunder may be integrated with projects, services, implementations or other deployments for which FBL and/or FBL Third Party Contractors are providing Services (an “Integrated Project”) and Service Provider acknowledges and agrees cooperation among all such service providers is of utmost importance for the success of the Integrated Project and avoidance of disruption to FBL’s business and operations. Service Provider shall reasonably cooperate with and work in good faith with any FBL Third-Party Contractor(s) as requested by FBL.

14.	Third Party Software.

a.	Clearance for Certain FBL Provided Software. If FBL is to be providing any software or access to such software to Service Provider for a particular project, the applicable SOW shall either (i) list all third-party software that Service Provider will have access to or use in the course of its performance of that SOW supplied by FBL, or (ii) it shall state when the identity of such software to be supplied or made accessible by FBL will be known to the parties. Before commencement of Service Provider’s Services (if specified on the applicable SOW_ or before such software is accessed or used by Service Provider (if software is not specified on the applicable SOW), FBL shall have the opportunity to ascertain whether it has the license rights to permit Service Provider to access and use the third-party software needed for such project. FBL may cancel or postpone any specific work with Service Provider (without any financial penalty and without such cancellation constituting a breach of contract by FBL) if FBL determines that it does not possess the needed license for Service Provider to perform the Services for which such third-party software is needed. Aside from the software to be supplied or made accessible by FBL, Service Provider shall provide all other third-party software required by Service Provider to perform its Services and other obligations under an SOW or this Agreement.

b.	Use of FBL Provided Software. For each item of third-party software to which FBL provides Service Provider access or use of pursuant to a SOW, Service Provider must deinstall and return all such software to FBL upon the expiration or termination of this Agreement or a SOW or at FBL’s request. Service Provider shall provide an officer’s written certification that it has met the requirements of this Section 17(b). Service Provider may use or have access to such software solely for the purpose of performing the applicable SOW and any other use is strictly informed of, or provided with, those limitations, and shall indemnify, protect and defend FBL for any misuse by Service Provider Personnel of any FBL Provided Software whether negligent or otherwise.

15.	Relationship of Parties. The parties intend that an independent contractor relationship be created by this Agreement. The conduct and control of the work will lie solely with Service Provider. Subject to the confidentiality provisions contained in this Agreement, Service Provider shall be free to contract for similar Services to be performed for other customers while under contract with FBL. Service Provider is not to be considered an agent or employee of FBL for any purpose nor is it entitled to any of the benefits FBL provides for its employees.

16.	Access to Facilities, Confidential Information, and Personnel. FBL agrees to provide Service Provider with limited access to FBL’s facilities, Confidential Information (as defined below) and personnel as reasonably required by Service Provider to perform its obligations under this Agreement.

17.	Personnel on Site. If any portion of the Services will be performed at any FBL site, Service Provider’s personnel who perform such Services shall comply with all of FBL’s site rules and regulations as may be posted at such site or given to Service Provider in advance. FBL reserves the right to require any Service Provider personnel to immediately and permanently leave FBL’s premises for conduct which FBL deems detrimental.

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18.	Permits and Consents. Except as may be expressly stated in a SOW, Service Provider shall be responsible for securing any required permits, consents and authorizations required to perform its assigned tasks under this Agreement.

19.	Confidentiality.

a.	Confidential Information. The term “Confidential Information” means all information provided by one party (the “Disclosing Party”) to the other (the “Receiving Party”) except: (a) information which the Receiving Party has confirmed is publicly known, so long as it is not publicly known through the acts or omissions of the Receiving Party; or (b) information that was or becomes available to the Receiving Party on a non-confidential basis from another source provided that such source is not known to be prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or (c) or is independently derived by the Receiving Party without the aid, application, or use of the Confidential Information; or (d) information that is approved for release by written authorization of the Disclosing Party. Such Confidential Information shall include, but shall not be limited to: a) all computer software and systems, documentation and methods or concepts utilized therein, and related materials and information in the possession of or under the control of the Disclosing Party; b) any information relating to the business of the Disclosing Party; c) any unannounced products or services of the Disclosing Party; d) all information, reports and work product that may be generated by either party in connection with this Agreement, regardless of form, including, but not limited to, print and electronic or display rights of any such information.

b.	Disclosure Restrictions. The Receiving Party agrees to hold the Confidential Information in strict confidence, to use or disclose the Confidential Information only as is required in its performance under this Agreement, and to disclose the Confidential Information to only those of its employees, agents, or subcontractors (“Representatives”) who require such disclosure in order to perform hereunder. The Receiving Party shall protect the Confidential Information that is in its possession or control using at least the same means it uses to protect its own Confidential Information, but in any event, not less than reasonable means. The Receiving Party shall take all appropriate action, whether by instruction, agreement, or otherwise, to ensure the protection, confidentiality, and security of the Confidential Information, including any copies thereof, and to satisfy its obligations under this Agreement.

c.	Compulsory Disclosure. If the Receiving Party or anyone to whom it discloses the Confidential Information receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or other order issued by a court of competent jurisdiction or by a government agency, the Receiving Party shall to the extent legally permissible: (i) promptly notify the Disclosing Party of the existence, terms, and circumstances surrounding such a request; (ii) consult with the Disclosing Party on the advisability of taking steps to resist or narrow that request; (iii) if disclosure of that Confidential Information is required, furnish only such portion of the Confidential Information as the Receiving Party is advised by its counsel is legally required to be disclosed; and (iv) cooperate with the Disclosing Party, at the Disclosing Party’s expense, in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is required to be disclosed. A disclosure pursuant to law or government authority order that meets the requirements of this Section will be an authorized disclosure.

d.	Data Location. Service Provider agrees to store and process all FBL Data only in the continental United States.

e.	Notice of Violation. The Receiving Party shall, within five (5) business days of becoming aware of a use or disclosure of Confidential Information in violation of this Agreement by Receiving Party, its officers, directors, employees, contractors or agents or by a third party to which Receiving Party disclosed Confidential Information pursuant to this Agreement, report any such disclosure to Disclosing Party. Receiving Party will take steps to mitigate the harmful effect of the non-permitted use or disclosure and include in its report a description of such steps. Notwithstanding anything to the contrary in any other agreement between Receiving Party and Disclosing Party, Disclosing Party may terminate this Agreement and any other agreement upon thirty (30) days’ notice to Receiving Party if Disclosing Party determines that Receiving Party has breached a material term of this Agreement and such breach has not been cured.

f.	Protected Health Information. If, in the course of performing its duties for FBL, Service Provider obtains Protected Health Information, as that term is defined in the privacy regulations of the Health Insurance Portability and Accountability Act (HIPAA) at 45 C.F.R. § 164.501, then Service Provider shall make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from, or created or received by Service Provider on behalf of, FBL available to the Secretary of Health and Human Services or any other officer or employee of the Department of Health and Human Services to whom authority has been delegated for purposes of determining FBL’s compliance with HIPAA.

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g.	No License. Except as is specifically stated in this Agreement, , no license or right is granted under this Agreement to the Receiving Party to use, execute, reproduce, display, perform, distribute externally, sell copies of or prepare derivative works based upon, any Confidential Information, except that the Receiving Party may exercise the foregoing rights of use, execution, reproduction and adaptation within its own organization solely for the purpose of rendering performance under this Agreement.

h.	Return of Confidential Information. At the request of the Disclosing Party, and except for such copies as the Receiving Party is required to retain pursuant to applicable law or regulation or internal record retention policy, the Receiving Party and its Representatives shall:

i.	Return to the Disclosing Party any and all of the Disclosing Party’s Confidential Information and any tangible materials relating thereto, and all tangible copies of such information or materials; or

ii.	Destroy any and all other copies, information or materials in whatever form or media pertaining to such Confidential Information and/or its use or application; and

iii.	Provide to the Disclosing Party a signed written statement that all such Confidential Information and other information, copies and materials pertaining thereto have been returned to the Disclosing Party or destroyed in accordance with the terms of this provision.

The obligations of this Subsection to return or destroy Confidential Information and copies thereof received, stored or disseminated in an electronic form shall not apply to any electronic copies stored for back-up or archiving purposes that are not readily accessible by the Receiving Party or its Representatives, provided that, the Receiving Party and its Representatives agree not to restore any such back-up or archived copies for the purpose of accessing the Confidential Information.

i.	Equitable Relief. The Receiving Party acknowledges that any disclosure of Confidential Information in violation of this Agreement would be detrimental to the Disclosing Party’s business and that the Disclosing Party shall be entitled, without waiving any other rights or remedies, to equitable relief, including injunctions, without posting bond.

j.	Survival. The terms contained in this Section shall survive termination of this Agreement.

20.	Warranties.

a.	Service Warranties. Service Provider represents and warrants that: (a) it will perform all Services in a professional manner, using qualified Service Provider Personnel, that all Service Provider Personnel performing Services or providing Deliverables hereunder shall have sufficient skill, training and expertise and be fully trained in the subject matters for which they are performing Services or providing Deliverables, and in accordance with the terms of this Agreement, the applicable SOW and all applicable industry standards; (b) that any tangible items or Deliverables furnished to FBL under this Agreement will be of the quality, size and dimensions requested by FBL or required by the terms of this Agreement or the applicable SOW; (c) the equipment, software and methods of production owned and used by Service Provider will not infringe any United States patent, copyright, or other intellectual property right or otherwise violate the rights of or cause damage or injury to other U.S. persons ; (g) that it is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, duly licensed, authorized or qualified to do business, has obtained all applicable licenses and permits, and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Service Provider’s ability to fulfill its obligations under this Agreement; (h) that it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by Service Provider has been duly authorized by Service Provider and shall not conflict with, result in a breach of, or constitute a default under any other agreement to which Service Provider is a party or by which Service Provider is bound; (i) that it is not restricted in any way, by agreement or otherwise, from entering into this Agreement and performing the Services; (j) that it has not been, and shall not during the term be, convicted of a criminal offense related to the delivery of a Deliverable or Service; (k) that it will not breach any agreement or other obligation to keep in confidence, or to refrain from using, the confidential, proprietary or trade secret information of a former employer, another client or any other person, and will not use any such information in connection with the Services; and (l) that there is no litigation and Service Provider knows of no material threat of litigation that will affect the performance of its obligations hereunder. If these warranties are breached, Service Provider shall promptly re-perform at Service Provider’s sole expense the applicable Services as warranted..

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b.	FBL Warranties. FBL represents and warrants that the designs, specifications, instructions, directions and Content or other material or systems accessed by or furnished to Service Provider by FBL, Content altered by Service Provider at FBL’s direction and Service Provider’s processing, reproduction or distribution of such Content and furnished material or systems: (i) does not infringe any patent, copyright, trademark, trade secret or other intellectual property right of a third party, (ii) complies with all applicable licensing requirements, (iii) is not libelous, and (iv) does not violate any federal, state or other applicable law, rule or regulation including, without limitation, those concerning invasion of privacy, false or deceptive advertising, improper labeling or packaging, improper distribution or any other form of personal or advertising injury. FBL will defend, indemnify and hold Service Provider harmless from all losses, damages and expenses, including attorney’s fees, which Service Provider may suffer as the result of any claim alleging breach of one or more of the foregoing warranties.

21.	General Indemnity. Service Provider agrees to indemnify, defend and hold FBL harmless against any third-party claim (including, but not limited to, claims of governmental agencies) arising from the intentional misconduct or gross negligence. FBL agrees to promptly notify Service Provider promptly in writing of any such claim or suit, and gives Service Provider control of the defense and/or settlement of any such action. Service Provider agrees that it shall not enter into any settlement agreement requiring any action or admission by FBL without FBL’s prior written consent, which consent shall not be unreasonably withheld. FBL shall have the right to hire its own counsel solely for the purpose of monitoring any such action, at FBL’s own expense. Service Provider shall not be liable for any costs or expenses incurred by FBL without Service Provider’s prior written authorization. This Section shall survive termination of this Agreement. The liability limitations set forth in this Agreement shall not apply to Service Provider’s indemnification obligations.

22.	Infringement Indemnity and Replacement.

a.	Infringement Indemnity. Service Provider agrees to defend at its expense, indemnify and hold FBL, its officers, directors, agents, employees, successors and assigns harmless from and against any and all loss, cost, damage or liability, including attorney’s fees and costs (including but not limited to costs and expenses of any appellate bond), in connection with any claim by a third party that Service Provider owned software violates such third party’s trademark, copyright, patent, trade secret, or other intellectual property rights Each party shall give reasonable notice of any such claim to the other, but the failure of FBL to provide such notice shall only relieve Service Provider from its obligations if and to the extent that such late notice prejudiced the defense or resulted in increased expense or loss to Service Provider. Service Provider shall have the right to control and direct the investigation, defense and settlement of each such claim; provided, however, that Service Provider agrees that it shall not enter into any settlement agreement requiring any payment, action or admission by FBL without FBL’s prior written consent, which consent shall not be unreasonably withheld. In addition, FBL may participate in the defense by counsel of its own choosing, at FBL’s expense, without affecting Service Provider’s obligations under this paragraph. At Service Provider’s sole expense and when reasonably requested by Service Provider, FBL shall furnish Service Provider with relevant evidence in FBL’s control and shall otherwise cooperate in the defense of the claim. This indemnification provision shall not be deemed to waive or limit any other rights. The liability limitations set forth in this Agreement shall not apply to these indemnification obligations.

b.	Modification and Replacement. Should FBL be prevented from using any Service and/or Deliverable in connection with any claim by a third party addressed by Subsection (a) above (titled Infringement Indemnity), Service Provider shall at its expense and option either, (i) modify the infringing Service and/or Deliverable without impairing in any material respect its functionality or performance, so that it is non-infringing, (ii) in the case of an infringement of third-party rights, procure for FBL the right to continue to use the Service and/or Deliverable, or (iii) replace the affected Service and/or Deliverable with equally suitable and functionally equivalent, non-infringing Service and/or Deliverable.

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23.	Limitation of Liability and Warranty.

a.	THE LIABILITY OF EITHER PARTY, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, IN CONNECTION WITH ANY OF THE SERVICES PROVIDED PURSUANT TO A STATEMENT OF WORK UNDER THIS AGREEMENT, SHALL IN NO EVENT EXCEED THE AMOUNT PAID TO SERVICE PROVIDER FOR SERVICES IN THE PREVIOUS TWELVE (12) MONTHS. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR OTHER ECONOMIC LOSS ARISING UNDER THIS AGREEMENT. THIS LIMITATION OF LIABILITY WILL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE AND INDEPENDENT OF ANY FAILURE OF ESSENTIAL PURPOSE OF THE REMEDIES PROVIDED HEREUNDER, AND SHALL APPLY WHETHER OR NOT A PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS NOR TO BREACHES OF CONFIDENTIALITY/SECURITY, IN WHICH CASES EITHER PARTY’S LIABLITY SHALL IN NO EVENT EXCEED TWO TIMES (2x) PAID TO SERVICE PROVIDER FOR SERVICES IN THE PREVIOUS TWELVE (12) MONTHS

b.	Limitation on Warranty. WITH THE EXCEPTION OF EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT OR ANY SOW, SERVICE PROVIDER PROVIDES THE SERVICES AS IS, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED AND SERVICE PROVIDER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

c.	Survival. This Section shall survive termination of this Agreement.

24.	No Minimum Commitment. Service Provider understands that FBL makes no commitments or representations whatsoever as to the amount or potential amount of Services that FBL will request at any time during the Term of this Agreement or any SOW without any liability therefor.

25.	Non-exclusivity. This Agreement is nonexclusive and does not grant Service Provider an exclusive right to provide FBL with any kind of Services, Deliverables or products and FBL may use its own employees or other contractors to perform the same or similar services as are to be performed by Service Provider hereunder without any liability to Service Provider therefor.

26.	Meetings. During the term of this Agreement, Service Provider and FBL agree to meet on a regular basis, with the frequency of those meetings to be determined and agreed upon by both parties. All meetings will be at a location to be designated by FBL, but FBL at its option may specify that a given meeting will be conducted by telephonic conference. At these meetings, the coordinators or their designees, and additional FBL personnel or Service Provider Personnel as appropriate, shall discuss the performance by Service Provider and FBL or their respective obligations during the preceding period since the last meeting, and Service Provider shall provide FBL with a written progress report. At least monthly, Service Provider will provide a technical review for FBL’s technical and management staff, including presentations on prior month performance problems, proposed solutions and plans for upcoming months. At least quarterly, Service Provider will provide for FBL’s designated executives a high-level performance review, including a review of the FBL Service Provider relationship and future plans for servicing FBL’s account. At least annually, Service Provider will provide a review of planned technology and pricing improvements, as well as report on the prior year’s performance.

27.	Security Education. If Service Provider will have access to FBL Confidential Information in the course of performing under this Agreement, Service Provider agrees to ensure that Service Provider personnel receives security education according to industry best practices for both general security and as related to the services provided.

28.	Publicity. Absent FBL’s advance written consent, which consent may be withheld and revoked in FBL’s sole and absolute discretion, Service Provider may not use or refer to FBL, its trademarks, service marks, trade names, or any other descriptions of FBL in any public statement, advertise or promote Service Provider, its products or business using any trademark, service mark, trade name or other description of FBL. Notwithstanding the foregoing, Service Provider may use FBL’s name on a list of its customers.

29.	Right to Cure. If either party believes the other party has breached this Agreement, it shall notify the other party in writing of the particulars of the alleged breach. If the other party cures such breach within thirty (30) days after the date of such notice, the breach shall not be considered material. A breach by either party of one SOW shall not affect other SOW's, which are separate agreements.

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30.	Acquisitions and Divestitures.

a.	Acquisitions. With respect to new entities, Service Provider shall, if requested by FBL in writing, provide Services (or designated portions thereof) to new entities, including transition assistance services, pursuant to Subsection 6(e) “Transition Assistance”, designed to integrate such new entities’ information technology systems into the Service. In this context, “new entities” shall be defined to include those entities whereby, during the term of this Agreement, FBL: (i) acquires the assets, stock or other equity or beneficial interests of the entity; or (ii) merges with an entity that was not, prior to such merger, an Affiliated Company of FBL; or (iii) manages or otherwise possesses the ability to control the day-to-day operations of an entity that was not previously an Affiliated Company of FBL.

b.	Divestitures. At FBL’s written request, Service Provider shall continue to provide the Services (or designated portions thereof) to any Divested Entity for up to six (6) months from the effective date of such divestiture under the then-current terms and conditions of this Agreement. In addition, Service Provider shall provide termination assistance Services to FBL, the Divested Entity, and, as applicable, the acquiring entity, pursuant to Subsection 6(e) “Transition Assistance”. In this context, “Divested Entity” shall be defined as a former Affiliated Company of FBL, in which FBL has reduced its interest below the level of fifty percent (50%) or otherwise ceases to possess the ability to control the day-to-day operations of the entity.

31.	Dispute Resolution.

a.	Informal. Before initiating arbitration or other legal action against the other relating to a dispute herein, the parties agree to work in good faith to resolve disputes and claims arising out of this Agreement. If the dispute is not resolved within 30 days of the commencement of informal efforts under this paragraph, either party may pursue formal dispute resolution. This paragraph will not apply if: (i) expiration of the applicable time for bringing an action is imminent; or (ii) injunctive or other equitable relief is necessary to protect a party’s proprietary rights.

b.	Arbitration. Except with respect to disputes arising from a misappropriation or misuse of either party’s proprietary rights, any dispute or controversy arising out of this Agreement or its interpretation that is not resolved under Section 35(a), may be submitted to and resolved by arbitration under the then prevailing Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as the same may be modified by this Agreement, if written notice is given by one party of its request for arbitration to the other party, setting forth the specifics of the claim being made and the parties agree to arbitrate such dispute. A formal demand for arbitration shall be submitted to AAA by such requesting party. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within ten (10) days after the parties agree to arbitrate, then the arbitration shall be heard by three (3) arbitrators, one (1) chosen by each party, and the third chosen by those two (2) arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least one (1) of the arbitrators selected will be an attorney. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than sixty (60) days from the date demand for arbitration is submitted to AAA. The arbitrator(s) must render a decision within ten (10) days after the conclusion of such hearing. The arbitrator(s) will have no power to modify or abridge the terms of this Agreement and shall have no power to award damages inconsistent with the Agreement or punitive damages or any other damages not measured by the prevailing party’s actual damages, and the parties expressly waive their right to obtain such damages in arbitration. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction. Each party will bear its own costs and attorney fees in arbitration. The fees and expenses of the arbitration(s) will be shared equally by the parties. This Section shall survive termination of this Agreement. If arbitration is used to resolve any disputes between the parties, the proceedings to resolve any such dispute shall be held in the headquarters city of the party receiving the request for arbitration from the other party.

c.	Preliminary Injunctive Relief. The dispute resolution procedures set forth above shall be the sole and exclusive procedures for the resolution by the parties to this Agreement of any disputes which arise out of or are related to this Agreement, except that a party may seek preliminary or temporary injunctive relief from a court if, in the party’s sole judgment, such action is necessary to avoid irreparable harm or to preserve the status quo. If a party seeks judicial injunctive relief as described in this paragraph, the parties shall continue to participate in good faith in the dispute resolution procedures described above. The parties agree that no court which a party petitions to grant the type of preliminary injunctive relief described in this paragraph may award damages or resolve the dispute.

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d.	Remedies not Exclusive. Unless this Agreement expressly states that a remedy is exclusive, no remedy made available under this Agreement is intended to be exclusive.

32.	Assignment. This Agreement may not be assigned or transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement, in whole but not in part, without the other party’s permission to any Affiliate, or in connection with any merger, consolidation, sale of all or substantially all of such assigning party’s assets, or any other similar transaction; provided, that the assignee: (i) is not a direct competitor of the non-assigning party; (ii) provided prompt written notice of such assignment to the non-assigning party; (iii) is capable of fully performing the obligations of the assignor under this Agreement; and (iv) agrees to be bound by the terms and conditions of this Agreement.

33.	Compliance with Laws. In performing Service Provider’s obligations under this Agreement, Service Provider, its personnel and subcontractors, if any, shall comply with all applicable city, state and federal laws, ordinances, rules and regulations applicable to Service Provider in the performance of Services hereunder.

34.	Miscellaneous Provisions.

a.	Any amendments to this Agreement must be in writing and signed by both parties.

b.	All notices and other communications under this Agreement shall be in writing and sent by hand-delivery, reputable commercial courier (e.g., Federal Express, UPS or DHL), facsimile (with a confirmation copy sent by commercial carrier or certified U.S. mail), or electronic mail (with a confirmation copy sent by commercial carrier or certified U.S. mail) addressed to the following described addresses of the parties hereto, or to such other address as a party may request in writing:

Notices to FBL:	Notices to Service Provider:
Attn: Underwriting VP	Attn: General Counsel
Farm Bureau Financial Services	RR Donnelley& Sons Company
5400 University Avenue	35 West Wacker Dr.
West Des Moines, Iowa 50266	Chicago IL 60601
Fax: (515) 226-6549	Fax:
Email: Jon.Swartz@fbfs.com	Email: alli.mack@rrd.com

Notice pursuant to this Agreement shall be deemed given upon receipt or attempted delivery (if receipt is refused).

c.	No delay or omission by either party in exercising any right or remedy hereunder available to that party shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

d.	If any provisions of this Agreement shall be for any reason held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

e.	Each party will be excused from the performance of its obligations under this Agreement, except for any payment obligations accruing prior to the event, for any period to the extent that it is prevented from performing, in whole or in part, as a result of delays caused by the other party or any act of God, natural disaster, war, civil disturbance, court order or other events beyond the reasonable control of a party, except where such delay was caused by the act or omission of the non-performing party. Such non-performance will not be a default or a ground for termination as long as reasonable means are taken by the non-performing party to expeditiously remedy the problem causing such non-performance.

f.	This Agreement and all rights and duties hereunder, including but not limited to all matters of construction, validity and performance, shall be governed by the law of Delaware. However, if any version of the Uniform Computer Information Transaction Act (UCITA) is enacted as part of the law of the aforementioned state, said statute shall not govern any aspect of this Agreement or any license granted hereunder, and instead the law as it existed prior to such enactment shall govern.

g.	Unless this Agreement expressly states that a remedy is exclusive, no remedy is intended to be exclusive.

h.	The parties acknowledge and agree that they have mutually negotiated the terms and conditions of this Agreement and that any provision contained herein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such party or its professional advisor was the drafter, but shall be construed according to the intent of the parties as evidenced by the entire Agreement.

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i.	The terms and conditions of this Agreement shall supersede and render ineffective in their entirety: (a) all pre- printed terms and conditions on the back of FBL”s purchase order form; (b) all terms of any “shrinkwrap”, “clickwrap”, or “browsewrap” or other Service Provider’s license included in any package, media (including the Internet), electronic version of the Software, and any other Service Provider form to signed by an authorized officer of FBL; (c) and any terms or conditions on Service Provider’s website. Nothing in the preceding sentence shall affect FBL’s obligations to pay a valid Service Provider invoice in accordance with the provisions of this Agreement. Each SOW, including the incorporated provisions of this Agreement, constitutes the entire agreement between the parties with respect to maintenance and support of the Services identified in that SOW.

j.	The paragraph headings in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement. The wording used in this Agreement is the wording chosen by the parties to express their mutual intent, and no rule of strict construction shall apply against either party.

k.	This Agreement, any Statements of Work, Exhibits and any mutually-executed amendments or attachments thereto shall constitute the entire agreement between the parties regarding the subject matter hereof and any prior understanding or representation of any kind regarding the subject matter hereof preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated into this Agreement.

l.	Facsimile or electronic transmission of this signed, original Agreement and retransmission of any signed facsimile or electronic transmission thereof shall be the same as delivery of an original. Each party agrees that delivery of this Agreement by facsimile or electronic transmission as provided above shall be evidence of the execution and delivery of the Agreement by all parties to the same extent that an original signature could be used. The preceding notwithstanding, at the request of either party, the other party will confirm facsimile or electronically transmitted signatures by signing an original document.

FBL FINANCIAL GROUP, INC. AND ITS AFFILIATED COMPANIES		RR DONNELLEY & SONS COMPANY

By:	/s/ Jay Seiboldt	By:	/s/ Al DuPont

Name:	Jay Seiboldt	Name:	Al DuPont

Title:	Chief Operating Officer - PC	Title:	Chief Commercial Officer

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EXHIBIT A

Statement of Work #

This Statement of Work and its attachments (if any) are, by this reference, subject to the terms of and made a part of the Master Agreement for Outsourced Services (“Agreement”) dated January 11, 2023 by and between FBL Financial Group, Inc. and its Affiliated Companies (hereinafter referred to as “FBL”) with an address of 5400 University Avenue, West Des Moines, Iowa 50266, and RR Donnelley & Sons Company (hereinafter referred to as “Service Provider”) whose business address is 35 West Wacker Dr., Chicago IL 60601. Capitalized terms used but not defined in this SOW shall have the meanings given to them in the Agreement.

Nature of Project:

Description of Software and Services to be Rendered by Service Provider:

Location(s) at which Services will be performed:

Duration of Services:

Start Date:

End Date:

Training to be Rendered by Service Provider to FBL:

Required Training for Service Provider (e.g., HIPAA, GLB):

Critical Success Factors/Assumptions Critical to Success of Project:

Project Leaders: {Define project leads for each party}

Products, Reports, or other Deliverables to be Provided by Service Provider to FBL: {define all deliverables including pertinent milestones that may be critical to the success of the project and when they should be met.}

List all subcontractors that will provide services under this SOW:

Authorized Expenses of Service Provider: None.

Service Provider Shall Report Directly To:

Name:

Address:

City, State, Zip:

Phone:

Fax:

Email:

Fees for this SOW will be:

THE PARTIES EVIDENCE THEIR AGREEMENT WITH THE FOLLOWING TERMS AND CONDITIONS BY SIGNING BELOW.

FBL FINANCIAL GROUP, INC. AND ITS AFFILIATED COMPANIES	RR DONNELLEY & SONS COMPANY

By:	By:

Name:	Name:

Title:	Title:

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EXHIBIT B

SERVICE LEVEL AGREEMENT

This Service Level Agreement (“SLA”) and its attachments (if any) are, by this reference, subject to the terms of and made a part of the Master Agreement for Outsourced Services (“Agreement”) dated January 11, 2023 by and between FBL Financial Group, Inc. and its Affiliated Companies (hereinafter referred to as “FBL”) with an address of 5400 University Avenue, West Des Moines, Iowa 50266, and RR Donnelley & Sons Company (hereinafter referred to as “Service Provider”) whose business address is 35 West Wacker Dr., Chicago IL 60601. Capitalized terms used but not defined in this SLA shall have the meanings given to them in the Agreement.

1.	General

The following table lists each Service Level, the Service Level Requirements, the Failure Thresholds (SLA). Detailed explanations of the Service Levels, the Service Level Requirements and the default provisions are in the text following. Each individual Service Level is measured as a calendar monthly average within the relevant Statement of Work as indicated in Table 1 and Table 2, below.

1.1	Definitions

1.1.1	Company Executive. The “Company Executive” for either party is defined as the person(s) at the vice president level or above that the Relationship Manager(s) report to.

1.1.2	C Level Executive. The “C Level Executive” is the person, generally the CIO or the CIO’s designee for FBL and the CxO for Service Provider that the Company Executive reports to.

1.1.3	Measurement Period. The “Measurement Period” shall be a period of one (1) calendar month unless defined differently for a specific SLA agreed upon between the parties.

1.14	Root Cause Analysis. A “Root Cause Analysis” is defined as a description of the original problem(s) and what caused it/them, the corrective action plan and written definition of the steps necessary to proactively prevent the recurrence of the original problem(s) that caused the outage of service.

1.1.5	Relationship Manager. The “Relationship Manager” for either party is defined as the person(s) that handle the day-to-day relationship management of the other party.

1.1.6	Holiday. A “Holiday” shall be described by a scheduled provided by Service Provider, however, holidays generally consist of New Year’s Day, Memorial Day, Fourth of July, Labor Day, the Thursday and Friday of Thanksgiving, 2 days at Christmas, New Year’s Eve.

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TABLE 1

Service
Provider File Name	FBL Job Name	Time FTP'd File is Received by Service Provider	SLA Requirements
FBL103	DDP0320P P3 Billing Notices (Insured)	By 6 AM Tuesday - Saturday	2nd Business Day
		After 6 AM Tuesday - Saturday	Best Effort 2nd Business Day & Remainder 3rd Business Day
		Holiday	3rd Business Day
FBL113	DDP0321P P3 Billing Notices (Lienholder)	By 6 AM Tuesday - Saturday	2nd Business Day
		After 6 AM Tuesday - Saturday	Best Effort 2nd Business Day & Remainder 3rd Business Day
		Holiday	3rd Business Day

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Category	Description
SLA Requirements
1. Statement, Policy, and Document Processing

Documents not processed in accordance with Customer specifications, which result in a financial adjustment to the Customer’s account are categorized as high impact. Multiple errors on the same document are counted as one (1) error. Errors in data processing are considered to be one error per application for the job being processed. Examples of document processing errors include, but are not limited to:

•      Double Stuff

•      Unit Integrity

•      Wrong Product Used

96% Piece Measurement Monthly

NOT included: • Customer data incorrect • Changes to data without notification and testing of changes • Other customer caused errors

Regulus will provide FBL a monthly Piece Measurement Report
2. Distribution

Failure to follow Customer specifications when printing or mailing statement packages – resulting in the loss of materials or a delay in statement arrival.

Errors include, but are not limited to:

•      Misdirected or Returned Mail

96% Piece Measurement Monthly

NOT included:

•      USPS Delivery Errors or Delays

•      Force Majeure errors

•      Incorrect change of address listing at USPS

•      Incorrect or invalid address data provided by customer

Regulus will provide FBL a monthly Errors Report

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2.	Threshold Failure Calculations

2.1	Definition of Metric

The “Metric” for a specific Service Level is the condition stated in the “Threshold” column for that particular Service Level in Table 1 and Table 2.

2.2	SLA Failure

If the Metric stated in the “SLA Failure Threshold” column of a Service Level is not met, then a SLA Failure for that Service Level has occurred.

3.	Service Level Credits

3.1	Service Level Agreement

The parties agree to the service levels outlined below. These service levels will be subject to review at the end of the first quarter of 2023 and may be subject to change upon mutual written agreement by the parties.

Service Level Adherence

Description: Exclusive of nationally recognized holidays, 98.5% of all packages will be processed within SLA as outlined following this section.

Required Performance Standard: Vendor will strive to achieve 100% for each program administered under this SOW, but will not be liable for performance credits unless performance is below 98.5%.

For each order mailed / shipped beyond the stated requirement(s), Vendor will pay a percentage of the invoiced amount on those orders produced in the production cycle that were outside of SLAs by the program.

Credit Due per Failure per reporting period (Monthly):

Program Performance

Credit Due*

100% - 98.5% Waived

98.49% - 98% 1% of production value of affected orders in this tier

97.9% - 95% 2% of production value of affected orders in this tier

94.9% or lower 5% of production value of affected orders in this tier

Credits do not apply to taxes, freight and postage.

In the event RRD’s performance is below 98.5%, FBL reserves the right to request RRD to prepare a root cause analysis and corrective action plan related to the service failure.

3.2	SLA Service Level Failure

3.2.1	If Service Provider commits (during any rolling twelve (12) month period); (i) ten (10) or more SLA Service Level Failures, then FBL shall have the termination rights available to it as described in Section 4.5 of this Service Level Agreement titled “Service Level Default (SLD) Termination Rights”.

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4.	Remedial Measures

4.1	General.

The remedial measures set forth in this Section 4 are in addition to, and not in lieu of, any applicable Service Level Credits and any other actions required to be taken by Service Provider under this document and Agreement, including the termination rights set forth in this Service Level Agreement and the Agreement.

In addition to a meeting between Relationship Managers, Company Executives or C Level Executives, Service Provider shall, at FBL’s request, perform a Root Cause Analysis and such other tasks reasonably requested by FBL to alleviate the cause and/or effect of the SLA Failures defined in this Section 4 of the Service Level Agreement.

4.2	SLA Failures

4.2.1	If two (2) or more SLA Failures occur within any three (3) calendar month rolling period for the same Service Level, Service Provider’s Relationship Manager shall meet and confer with FBL’s Relationship Manager to determine corrective action, subject to FBL’s approval, that Service Provider will undertake to prevent such SLA Failures in the future.

4.2.2	If three (3) or more SLA Failures occur within any six (6) calendar month rolling period for the same Service Level, Service Provider’s Company Executive shall meet and confer with FBL’s Company Executive to determine corrective action, subject to FBL’s approval, that Service Provider will undertake to prevent such SLA Failures in the future.

4.2.3	If three (3) or more SLA Failures occur within any Measurement Period for different Service Levels, Service Provider’s Relationship Manager shall meet and confer with FBL’s Relationship Manager to determine corrective action, subject to FBL’s approval, that Service Provider will undertake to prevent such SLA Failures in the future.

4.2.4	In the event that any condition or combination of conditions described in Sub-Sections 4.2.1, 4.2.2 or 4.2.3 occurs more than two (2) times in any six (6) calendar month rolling period, Service Provider’s Company Executive shall meet and confer with FBL’s Company Executive to determine corrective action, subject to FBL’s approval, that Service Provider will undertake to prevent such SLA Failures in the future.

4.3	Agreement SLA Termination Rights.

4.3.1	In addition to any rights and remedies available to FBL at law, in equity, or in the Agreement, FBL may terminate the Agreement upon thirty (30) days prior written notice, at no additional cost to FBL, as set forth in 3.2.2 . FBL shall pay Service Provider all undisputed fees for Services under this Agreement incurred through the effective date of termination.

4.3.2	FBL may request and Service Provider will provide Transition Assistance and Continuation of Performance as provided for in Sections 4.5(a) and (b) of the Agreement.

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EXHIBIT D

BUSINESS CONTINUITY

Service Provider shall maintain a documented Business Continuity Plan (“BCP”) sufficient to recover key business processes after a disaster. The plan shall address, among other things:

•	Classification and Levels of Disaster

•	Defined disaster scenarios including loss of key vendors/suppliers

•	Disaster Response Team (DRT) roles and responsibilities

•	Communications with media and customers

•	Description of facilities at all locations

•	Alternate locations for each facility for the different disaster levels

•	Plan review and update frequency

•	Plan testing frequency and success criteria

•	Achievable Recovery Time Objective (RTO) and Recovery Point Objective (RPO), to be used as one form of success criteria for plan testing

•	Risk Mitigation for base infrastructure for various scenarios

The parties agree that certain projects may, for various business and security reasons, require customized infrastructure. These customized requirements may introduce project-specific risks that may not be addressed as part of Service Provider’s Business Continuity Plan. If a project-specific plan is required, it shall be defined as a deliverable in the applicable SOW.

Any Project-specific BCPs shall address the following:

•	Project-specific escalation matrix

•	Identification of the Project Critical Resources (PCR)

•	Project-specific infrastructure and resource requirements

•	Project Business Impact Analysis (BIA) and Risk Assessment

•	Project strategy and actions for each level of disaster and disaster scenario

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Exhibit F

Transition Plan

[Add Transition Plan here]

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